Exhibit 10.2

2002 Long-Term Incentive Plan

In 2002, our stockholders approved our long-term incentive compensation plan that is administered by our Executive Compensation Committee. Our Executive Compensation Committee has the authority to select grantees and to establish and adjust performance goals, performance targets and target incentive percentages. Only our full-time executives at the level of Vice President or above are currently eligible grantees. A long-term compensation award may be paid in the form of cash, stock options, shares of our common stock, restricted stock, restricted stock units, common stock appreciation rights or any combination thereof. Payment of long-term incentive compensation to a key employee intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals established in writing for each performance period, which is defined as the period of three consecutive fiscal years or such lesser period as determined by our Executive Compensation Committee. Our Executive Compensation Committee has established performance goals under the long-term incentive plan based generally upon growth in funds from operations per share, return on equity, growth in sales per square foot and total stockholder return. Our Executive Compensation Committee, however, has the discretion to establish performance goals based on other business criteria. If a key employee does not meet certain minimum performance thresholds, such employee will not receive any payouts under this plan. The maximum performance-based awards that may be paid to any key employee based on attainment of one or more of the performance goals is $4 million if the payment is pursuant to a long term incentive plan for a three-year performance period. The 2002 Long-Term Incentive Plan is superseded by the 2004 Stock Incentive Plan for long-term incentive performance periods commencing after January 1, 2004.